Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2016, relating to the financial statements and financial statement schedule of International Paper Company and subsidiaries (“International Paper Company”) and the effectiveness of International Paper Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of International Paper Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

August 8, 2016